Exhibit 99.1

SmartRent Reports Fourth Quarter and Full Year 2024 Results

Annual Recurring Revenue was $54.4 million

Scottsdale, Ariz., March 5, 2025 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart communities solutions and smart operations solutions for the rental housing industry, today reported financial results for the three months and full year ended December 31, 2024. Management is hosting an investor call to discuss results today, March 5, 2025, at 11:30 a.m. Eastern Time.

Financial and Business Highlights for the Fourth Quarter and Full Year 2024

•
Total Revenue of $35.4 million for the fourth quarter 2024 and $174.9 million for the full year, decreased by 41% and 26% year-over year, respectively.
•
SaaS Revenue of $13.6 million for the fourth quarter 2024 and $51.6 million for the full year, increased by 17% and 26% year-over year, respectively.
•
Net loss increased in the fourth quarter 2024 to $(11.4) million, from $(3.3) million in the same quarter prior year. For the full year 2024, net loss improved to $(33.6) million, from $(34.6) million in the prior year.
•
Adjusted EBITDA of $(7.4) million for the fourth quarter 2024, from $743K in the same quarter prior year. For the full year 2024, Adjusted EBITDA improved to $(9.9) million, from $(19.2) million in the prior year.
•
Repurchased 3.0 million shares at an aggregate cost of $5.1 million in the fourth quarter 2024 and 15.2 million shares at an aggregate cost of $28.6 million for the full year.
•
$142.5 million in cash, cash equivalents and restricted cash as of December 31, 2024, no debt and an undrawn credit facility of $75 million.

Management Commentary

Chief Executive Officer Shane Paladin, who joined SmartRent on February 24, 2025, stated, "I joined SmartRent because I see tremendous untapped potential in our core SaaS offering, and a path to value creation. Throughout my career leading software organizations through strategic transformations, I've learned that sustainable growth requires more than just great technology and loyal customers - it demands a clear vision for where the market is heading and decisive execution to get there. SmartRent has built an impressive technology and earned customer trust, as evidenced by our expanding ARR base. What I bring is the strategic roadmap and operational discipline to accelerate our transformation into a true SaaS-first company, unlocking the value which I know exists in this business.

Exhibit 99.1

In the coming months, I look forward to meeting with customers, employees, and other stakeholders to develop and refine our strategic roadmap. We will be methodical and purposeful in our approach, focusing on delivering for customers and enhancing operational excellence while accelerating our SaaS transformation."

Fourth Quarter and Full Year 2024 Results

The Company delivered a 17% year-over-year increase in SaaS revenue in the fourth quarter, driven by improvements in SaaS ARPU and Units Deployed. Over the same period, ARR increased to $54.4 million, up from $46.2 million as of the fourth quarter of 2023. Our fourth quarter SaaS revenue represented approximately 38% of the Company's total fourth quarter revenue in 2024, up from 19% of total fourth quarter revenue in 2023. SaaS ARPU for the quarter increased by 3%, to $5.68 from $5.50 in the fourth quarter of 2023, primarily due to improvements in pricing.

Total revenue for the quarter was $35.4 million, a 41% decrease from the same quarter in the prior year. This decline was driven by lower volumes in Units Shipped and New Units Deployed. Decreases largely resulted from the lack of success in our channel partner program. To address these challenges, we are implementing a comprehensive restructuring of our sales organization, which is now under the leadership of Chief Revenue Officer, Natalie Cariola, who joined SmartRent in September 2024. In January 2025, we strengthened our leadership with four key appointments across our Sales and Client Services teams. Total revenue for the full year was $174.9 million, a 26% decrease from the prior year. Hosted services revenue, which includes $13.6 million of SaaS revenue, was $18.8 million for the quarter, a 9.7% increase from $17.1 million from the same quarter in the prior year. For the full year, hosted services revenue was $73.2 million, a 14% increase from $64.2 million in the prior year. Hardware revenue was $10.4 million, a decrease of $26.1 million or 72% from the same quarter in the prior year. For the full year, hardware revenue was $82.8 million, a 40% decrease from $137.2 million in the prior year. For both the fourth quarter and full year, these declines are primarily attributable to the Company's shift away from driving revenue growth primarily through an over-reliance on hardware sales. Professional services revenue was $6.2 million, a decrease of $0.5 million, or 7% from the same quarter in the prior year. For the full year, professional services revenue was $18.8 million, a decrease of $16.7 million or 47% from the prior year. The decrease in hardware and professional services revenues were primarily driven by decreased volume of Units Shipped and New Units Deployed, respectively.

As of December 31, 2024, Units Deployed reached 809,497, a 12% increase with 89,806 more units compared to December 31, 2023, reflecting continued expansion of our installed base despite near-term sales challenges. The Company had 22,459 New Units Deployed during the quarter, a 39% decrease with 37,059 New Units Deployed in the same quarter in the prior year. Units Booked for the quarter was 20,641, a 51% decrease with 21,207 fewer units compared to the same quarter in the prior year. Total Bookings were $30.0 million, a 25% decrease from the same quarter in the prior year.

Exhibit 99.1

In the fourth quarter, total gross margin improved to 28.7% from 28.2%, from the same quarter in the prior year, primarily driven by changes to revenue mix, the benefit of cost management and overall operating efficiencies. Total gross margin for the full year improved to 34.5% from 20.9%, or approximately 1,360 basis points, from the prior year. The improvements were primarily driven by changes to cost management, improved operating efficiency, product mix, and the increase of SaaS Revenue, our highest-margin revenue stream, relative to total revenue.

SaaS gross margin remained roughly flat in the fourth quarter at 74.1% compared with 74.2% in the same quarter prior year. Total gross profit in the fourth quarter was $10.2 million compared with $17.0 million in the same quarter prior year. Hardware gross profit in the fourth quarter was $0.4 million, a decrease of $9.4 million, from $9.8 million from the same quarter in the prior year. Hardware gross profit for the full year was $24.0 million, which decreased by $4.4 million from the prior year, or 15.5%. Professional services gross loss in the fourth quarter narrowed to $(2.8) million from $(4.2) million in the same quarter of the previous year, primarily due to reduced volume in New Units Deployed. For the full year, professional services gross loss narrowed to $(12.4) million, compared with $(20.0) million in the prior year, an improvement of $7.7 million, or 38.3%. Hosted services gross profit increased to $12.5 million from $11.4 million in the same quarter in the prior year. For the full year, hosted services gross profit increased to $48.7 million from $41.1 million, for a total increase of 18.4% year over year.

In the fourth quarter of 2024, operating expenses were $23.1 million, a 1% increase from $22.8 million in the same quarter from the prior year. For the full year, operating expenses were $102.1 million, up 10% from $92.7 million in the prior year, primarily driven by expenses related to legal settlements, other legal matters, and severance charges. Net loss increased by $8.1 million in the fourth quarter to $(11.4) million, from $(3.3) million in the same quarter prior year. For the full year 2024, net loss improved to $(33.6) million, a 3% decrease from $(34.6) million in the prior year. Adjusted EBITDA of $(7.4) million for the fourth quarter and $(9.9) million for the full year, decreased by $8.1 million and improved by $9.3 million year-over-year, respectively.

Under the Company’s authorized $50 million share repurchase program, SmartRent repurchased approximately 3.0 million shares at an aggregate cost of $5.1 million in the quarter, leaving approximately $21.6 million available for future repurchases. The Company ended the quarter with a cash balance of approximately $143 million.

"This quarter's results reflect the challenging but necessary transition as we pivot toward a more sustainable business model," said Daryl Stemm, Chief Financial Officer. "While overall performance fell short of expectations, we've completed key leadership changes in our sales organization and enhanced our SmartOps software solution with new features announced in Q4, with more innovations in the pipeline. Although this has been a difficult quarter financially, we believe that we're positioning SmartRent for long-term success as a SaaS-company under Shane Paladin's leadership."

Exhibit 99.1

Financial and Operating Metrics

	For the three months ended December 31,
	2024	2023	% Change
Hardware
Hardware Units Shipped	24,189	49,962	-52%
Hardware ARPU	$429	$730	-41%

Professional Services
New Units Deployed	22,459	37,059	-39%
Professional Services ARPU	$450	$255	77%

Hosted Services
Units Deployed (1)	809,497	719,691	12%
Average aggregate units deployed	798,268	701,162	14%
SaaS ARPU	$5.68	$5.50	3%

Bookings
Units Booked	20,641	41,848	-51%
Bookings (in 000's)	$29,982	$39,948	-25%
Units Booked SaaS ARPU	$8.49	$11.88	-29%
(1) As of the last date of the quarter

Conference Call Information

SmartRent is hosting a conference call today, March 5, 2025, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the fourth quarter 2024 earnings deck is available on the Investor Relations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, areas of focus, including our operations, approach to operational and financial discipline, leadership transition, expected growth, strategy, performance, financial review, stock repurchase program and expected benefits from our stock repurchase program, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA and Adjusted EBITDA. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Exhibit 99.1

We define Adjusted EBITDA as EBITDA before the following items: non-recurring legal matters, stock-based compensation expense, non-employee warranty expense, non-recurring warranty provisions, impairment of investment in a non-affiliate, compensation expenses in connection with acquisitions, non-recurring expenses in connection with acquisitions, asset impairment, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business. We define EBITDA as net income or loss computed in accordance with GAAP before interest income/expense, income tax expense and depreciation and amortization.

EBITDA and Adjusted EBITDA may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA and Adjusted EBITDA are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its current financial goals and optimize its financial performance, while neutralizing the impact of expenses included in its operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Exhibit 99.1

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that will result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS revenue earned in the current quarter.

SaaS Revenue is defined as monthly subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

SMARTRENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2024	2023	2024	2023	2022
Revenue
Hardware	$10,384	$36,457	$82,844	$137,201	$87,372
Professional services	6,221	6,692	18,803	35,473	32,301
Hosted services	18,763	17,104	73,238	64,164	48,148
Total revenue	35,368	60,253	174,885	236,838	167,821

Cost of revenue
Hardware	9,988	26,662	58,833	108,780	83,289
Professional services	9,003	10,922	31,160	55,495	59,547
Hosted services	6,224	5,669	24,554	23,034	23,637
Total cost of revenue	25,215	43,253	114,547	187,309	166,473

Operating expense
Research and development	6,927	7,465	29,369	28,805	29,422
Sales and marketing	4,732	4,583	18,446	19,209	20,872
General and administrative	11,452	10,783	54,295	44,674	55,305
Total operating expense	23,111	22,831	102,110	92,688	105,599

Loss from operations	(12,958)	(5,831)	(41,772)	(43,159)	(104,251)

Interest income, net	1,524	2,516	8,242	8,580	1,946
Other income (expense), net	147	(71)	154	(116)	595
Loss before income taxes	(11,287)	(3,386)	(33,376)	(34,695)	(101,710)

Income tax expense (benefit)	136	(86)	267	(108)	(5,388)
Net loss	(11,423)	(3,300)	(33,643)	(34,587)	(96,322)
Other comprehensive loss
Foreign currency translation adjustment	(147)	53	118	(40)	(185)
Comprehensive loss	(11,570)	(3,247)	(33,525)	(34,627)	(96,507)
Net loss per common share
Basic and diluted	$(0.06)	$(0.02)	$(0.17)	$(0.17)	$(0.49)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	198,731	203,200	199,181	200,700	195,575

Exhibit 99.1

SMARTRENT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$142,482	$215,214
Restricted cash, current portion	-	495
Accounts receivable, net	59,299	61,903
Inventory	35,261	41,575
Deferred cost of revenue, current portion	8,727	11,794
Prepaid expenses and other current assets	11,881	9,359
Total current assets	257,650	340,340
Property and equipment, net	2,451	1,400
Deferred cost of revenue	3,073	11,251
Goodwill	117,268	117,268
Intangible assets, net	23,375	27,249
Other long-term assets	16,359	12,248
Total assets	$420,176	$509,756

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,716	$15,076
Accrued expenses and other current liabilities	27,245	24,976
Deferred revenue, current portion	35,071	77,257
Total current liabilities	71,032	117,309
Deferred revenue	52,588	45,903
Other long-term liabilities	7,121	4,096
Total liabilities	130,741	167,308

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of December 31, 2024 and December 31, 2023; no shares of preferred stock issued and outstanding as of December 31, 2024 and December 31, 2023	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of December 31, 2024 and December 31, 2023, respectively; 192,049 and 203,327 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	19	20
Additional paid-in capital	637,361	628,156
Accumulated deficit	(347,847)	(285,512)
Accumulated other comprehensive loss	(98)	(216)
Total stockholders' equity	289,435	342,448
Total liabilities, convertible preferred stock and stockholders' equity	$420,176	$509,756

Exhibit 99.1

SMARTRENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(33,643)	$(34,587)	$(96,322)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	6,495	5,533	4,262
Asset impairment	-	-	4,441
Impairment of investment in non-affiliate	2,250	-	-
Non-employee warrant expense	-	(193)	289
Provision for warranty expense	(1,295)	2,135	(784)
Non-cash lease expense	1,443	1,104	1,405
Stock-based compensation related to acquisition	-	109	811
Stock-based compensation	12,071	13,162	12,905
Compensation expense related to acquisition	-	2,057	5,042
Change in fair value of earnout related to acquisition	(960)	412	310
Deferred tax benefit	-	-	(5,720)
Non-cash interest expense	146	139	107
Provision for excess and obsolete inventory	2,606	2,494	117
Provision for expected credit losses	1,436	819	242
Non-cash legal expense	4,955	-	-
Change in operating assets and liabilities
Accounts receivable	1,101	(177)	(15,943)
Inventory	(1,279)	31,689	(42,811)
Deferred cost of revenue	11,245	13,003	(9,880)
Prepaid expenses and other assets	4,541	838	5,570
Accounts payable	(6,402)	(3,484)	12,446
Accrued expenses and other liabilities	(658)	(11,046)	3,243
Deferred revenue	(35,497)	(16,800)	43,691
Lease liabilities	(1,468)	(1,226)	(1,254)
Net cash (used in) provided by operating activities	(32,913)	5,981	(77,833)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for SightPlan acquisition, net of cash acquired	-	-	(129,676)
Payments for investment in non-affiliate	-	(2,250)	-
Purchase of property and equipment	(1,767)	(147)	(1,113)
Capitalized software costs	(5,832)	(3,626)	(3,204)
Net cash used in investing activities	(7,599)	(6,023)	(133,993)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(28,566)	-	-
Proceeds from warrant exercise	-	-	3
Proceeds from options exercise	(1,496)	913	186
Proceeds from ESPP purchases	586	809	1,125
Taxes paid related to net share settlements of stock-based compensation awards	(1,956)	(1,925)	(4,045)
Payments for business combination and private offering transaction costs	-	-	(70)
Payment of earnout related to acquisition	(1,530)	(1,702)	-
Net cash used in financing activities	(32,962)	(1,905)	(2,801)
Effect of exchange rate changes on cash and cash equivalents	247	(57)	(264)
Net decrease in cash, cash equivalents, and restricted cash	(73,227)	(2,004)	(214,891)
Cash, cash equivalents, and restricted cash - beginning of period	215,709	217,713	432,604
Cash, cash equivalents, and restricted cash - end of period	$142,482	$215,709	$217,713

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$142,482	$215,214	$210,409
Restricted cash, current portion	-	495	7,057
Restricted cash, included in other long-term assets	-	-	247
Total cash, cash equivalents, and restricted cash	$142,482	$215,709	$217,713

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

	For the three months ended December 31,		For the years ended December 31,
	2024	2023	2024	2023	2022
	(dollars in thousands)		(dollars in thousands)
Net loss	$(11,423)	$(3,300)	$(33,643)	$(34,587)	$(96,322)
Interest income, net	(1,524)	(2,516)	(8,242)	(8,580)	(1,946)
Income tax expense (benefit)	136	(86)	267	(108)	(5,388)
Depreciation and amortization	1,765	1,542	6,495	5,533	4,262
EBITDA	(11,046)	(4,360)	(35,123)	(37,742)	(99,394)
Legal matter	700	-	8,325	-
Stock-based compensation	2,548	3,042	10,766	13,271	13,716
Impairment of investment in non-affiliate	-	-	2,250	-	-
Non-employee warrant expense	-	(193)	-	(193)	289
Non-recurring warranty provision	350	1,746	291	1,746	-
Asset impairment	-	-	-	-	4,441
Compensation expense in connection with acquisitions	-	-	-	2,010	5,042
Other acquisition expenses	(978)	243	(725)	651	1,197
Other non-operating expenses	1,068	265	4,334	1,070	-
Adjusted EBITDA	$(7,358)	$743	$(9,882)	$(19,187)	$(74,709)

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Marketing & Communications
media@smartrent.com